Exhibit 99.2
News Release

FOR IMMEDIATE RELEASE
FEBRUARY 21, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES SALE OF FAYETTEVILLE
SHALE ASSETS TO BHP BILLITON FOR $4.75 BILLION IN CASH

OKLAHOMA CITY, OKLAHOMA, FEBRUARY 21, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has agreed to sell all of the company’s interests in approximately 487,000 net acres of leasehold and producing natural gas properties in the Fayetteville Shale play in central Arkansas to BHP Billiton Petroleum, a wholly owned subsidiary of BHP Billiton Limited (NYSE:BHP; ASX:BHP), for $4.75 billion in cash before certain deductions and standard closing adjustments.  The transaction includes existing net production of approximately 415 million cubic feet of natural gas equivalent per day and midstream assets with approximately 420 miles of pipeline.  As part of the transaction, Chesapeake has agreed to provide essential services for up to one year for BHP Billiton’s Fayetteville properties for an agreed-upon fee.  The transaction is expected to close in the first half of 2011.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to announce the sale of our Fayetteville Shale assets to BHP Billiton and quickly achieve substantial progress in implementing the debt reduction targets of our previously announced 25/25 Plan.  BHP Billiton is a premier global company and we look forward to working with BHP Billiton’s management to ensure a smooth transition of operations.”

“The Fayetteville shale is a world-class onshore natural gas resource,” said J. Michael Yeager, Chief Executive of BHP Billiton Petroleum.  “The purchase of this long-life field immediately adds over 10 trillion cubic feet of gas resources to our portfolio and is consistent with our strategy of investing in large, low cost assets with significant volume growth for future development.”

Chesapeake’s advisor on the transaction was Jefferies & Company, Inc.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the expected completion of the transaction and a projection of potential natural gas resources.  Forward-looking statements give our current expectations or forecasts of future events.  Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.  See “Risks Related to Our Business” in our Prospectus Supplement filed with the U.S. Securities and Exchange Commission on February 9, 2011 for a discussion of risk factors that affect our business.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.  This news release also contains an estimate of natural gas resources associated with the Fayetteville Shale properties being acquired by BHP Billiton.  This is an internal estimate of volumes of natural gas and oil that include both proved reserves and unproved resources that are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Unproved resources is a broader category than probable and possible reserves, as defined by SEC regulations, and estimates of unproved resources are by their nature more speculative than estimates of proved reserves.  Actual quantities that are ultimately recovered may differ substantially from prior estimates of unproved resources.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Cleveland, Tonkawa, Mississippian, Wolfcamp, Bone Spring, Avalon, Niobrara and Williston Basin unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154